EXHIBIT 10.1

FIFTH AMENDMENT TO CREDIT AGREEMENT

This Amendment, dated as of February 17, 2004, is made by and among ENTEGRIS, INC., a Minnesota corporation (the “Borrower”), each of the banks appearing on the signature pages hereof, together with such other banks as may from time to time become a party to the Credit Agreement (defined below) pursuant to the terms and conditions of Article VIII of the Credit Agreement (herein collectively called the “Banks” and individually each called a “Bank”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, assignee of Wells Fargo Bank Minnesota, National Association, formerly known as Norwest Bank Minnesota, National Association in its separate capacity as administrative agent for itself and all other Banks (in such capacity, the “Agent”).

Recitals

A. The Borrower, the Banks and the Agent have entered into a Credit Agreement dated as of November 30, 1999, as amended by a First Amendment to Credit Agreement dated as of October 17, 2000, a Second Amendment to Credit Agreement dated as of March 1, 2002, a Consent and Amendment Agreement dated as of February 7, 2003, and a Fourth Amendment to Credit dated as of February 26, 2003 (as so amended, the “Credit Agreement”).

B. The Borrower has requested that the Banks and the Agent, among other things (i) extend the maturity of the credit facility provided under the Credit Agreement, and (ii) amend certain other provisions of the Credit Agreement.

C. The Banks and the Agent are willing to grant the Borrower’s requests subject to the terms and conditions set forth below.

ACCORDINGLY, in consideration of the premises and for other good and valuable consideration, the Borrower, the Banks and the Agent agree as follows:

1. Defined Terms. All capitalized terms used in this Amendment and not otherwise specifically defined in this Amendment shall have the meanings given such terms in the Credit Agreement.

2. Amendment to Definitions. Section 1.1 of the Credit Agreement is amended as follows:

(a) The definition of “Eurodollar Rate Margin” is amended by deleting, in the text of such definition “and the Eurodollar Rate Margin will be 2.000%” and inserting “and the Eurodollar Rate Margin will be 1.875%” in place thereof, and by replacing the grid with the Eurodollar Rate Margins applicable to the ratios of Total Funded Debt to EBITDA with the following:

Ratio of Total Funded Debt to EBITDA	Eurodollar Rate Spread for Revolving Advances
> 2.00/1.00	1.875%

> 1.50/1.00 to 2.00/1.00	1.625%

1.00/1.00 to 1.50/1.00	1.375%

<1.00/1.00	1.125%

(b) The definition of “Maturity Date” is amended to read as follows:

“‘Maturity Date’ means February 26, 2005 with respect to the Revolving Facility.”

(c) The definition of “Revolving Commitment Period” is amended to read as follows:

“‘Revolving Commitment Period’ means a 364-day period commencing on February 27, 2004 and ending on the Maturity Date, unless the Revolving Commitments are earlier terminated pursuant to Section 7.2 or are earlier reduced to zero pursuant to Section 2.14(a).”

(d) A definition of “Acquisition Reduction” is added, and shall read as follows:

“‘Acquisition Reduction’ means the amount of payments by the Borrower after February 17, 2004, of the purchase price of the ownership interests or assets of any other Person, which payments are attributed to goodwill or other intangible assets of the acquired Person, as such amount is certified to the Agent by the Borrower in a Certificate of Chief Financial Officer as to Fiscal Quarter Financial Statements, provided, that the Acquisition Reduction shall not exceed $15,000,000.”

3. Minimum Tangible Net Worth. Section 5.10 of the Credit Agreement is amended to read as follows:

“Section 5.10 Minimum Tangible Net Worth. As of each Covenant Computation Date occurring on or after November 29, 2003, the Borrower and its Subsidiaries, on a consolidated basis, will maintain a Tangible Net Worth of not less than $220,000,000 plus (a) fifty percent (50%) of the Net Income (unless such amount is negative, in which case it shall be ignored for purposes of this Section) realized by the Borrower and its Subsidiaries, on a consolidated basis, for each Covenant Computation Period commencing on or after August 31, 2003, and (b) fifty percent (50%) of the net cash proceeds received by the Borrower and/or its Subsidiaries from any equity offering made by the Borrower and/or its Subsidiaries at any time on or after August 31, 2003, provided, the foregoing requirement shall be reduced by any Acquisition Reduction (subject to the limitations set forth in the definition thereof).”

To reflect such amendment, Paragraph B.3 of the Form of Certificate of Chief Financial Officer as to Fiscal Quarter Financial Statements, which was Exhibit C to the Fourth Amendment and Exhibit F to the Credit Agreement, is amended to read as follows:

“3 Minimum Tangible Net Worth. Pursuant to Section 5.10 of the Credit Agreement, as of the Covenant Computation Date, the Tangible Net Worth of the Borrower and its Subsidiaries was $                , which                  satisfies                  does not satisfy the requirement that the Borrower’s Tangible Net Worth be not less than the sum of $220,000,000 plus (a) fifty percent (50%) of the Net Income (unless such amount is negative, in which case it shall be ignored for purposes of Section 5.10) realized by the Borrower and its Subsidiaries, on a consolidated basis, for each Covenant Computation Period commencing on or after August 31, 2003, and (b) fifty percent (50%) of the net cash proceeds received by the Borrower and/or its Subsidiaries from any equity offering made by the Borrower and/or its Subsidiaries at any time on or after August 31, 2003, provided, the foregoing requirement shall be reduced by any Acquisition Reduction. The Acquisition Reduction is $                 [insert amount, determined for acquisitions closed after February 17, 2004, not to exceed $15,000,000].”

4. Indebtedness. Section 6.2(l) of the Credit Agreement is amended to read as follows:

“(l) Rate Hedging Obligations covering notional amounts not exceeding $15,000,000 in aggregate at any one time; and”

5. Notes. The Revolving Advances of the Bank shall continue to be evidenced by the Revolving Notes of the Borrower dated as of February 26, 2003. The definition of “Credit Agreement” is such Revolving Notes shall be deemed to include this Amendment.

6. Revised Schedules. The following Schedules and/or Exhibits to the Credit Agreement (whether originally attached to the Credit Agreement or subsequently becoming part of the Credit Agreement by amendment) are hereby replaced in their entirety as follows:

Exhibit 4.1: Entegris Inc. Subsidiaries and Affiliates

Exhibit 6.1: Liens/Mortgages

Exhibit 6.2: Indebtedness

Exhibit 6.3: Guarantees

7. Conditions Precedent. This Amendment shall become effective when the Agent shall have received the following, each in form and content acceptable to the Agent in its sole discretion:

(a) This Amendment duly executed on behalf of the Borrower, the Banks and the Agent;

(b) The Guarantor’s Acknowledgment attached hereto, duly executed on behalf of the Guarantor;

(c) A certified copy of the resolutions of the board of directors of the Borrower evidencing approval of the Amendment and all matters contemplated hereby;

(d) Certificates of good standing of the Borrower and each Guarantor, dated not more than thirty (30) days prior to the date hereof; and

(e) Articles of Merger of Entegris Custom Products, Inc. with and into Entegris, Inc., dated as of December 13, 2003.

8. Reference to and Effect on the Credit Agreement and the other Loan Documents. Except as otherwise amended by this Amendment, all of the terms and conditions of the Credit Agreement and the other Loan Documents prior to giving effect to this Amendment shall remain in full force and effect in accordance with their terms.

9. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.

10. Borrower Release. The Borrower hereby absolutely and unconditionally releases and forever discharges the Agent and each of the Banks, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together withal of the present and former directors, officers, agents and employees of any of the foregoing (the “Released Parties”), from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which the Borrower has had, now has or has made claim to have against such Released Party for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment in connection with or related to the transactions evidenced by the Loan Documents, whether such claims, demands and causes of action are mature or unmatured or known or unknown.

11. No Waiver. The execution of this Amendment shall not be deemed to be a waiver of any Default or Event of Default under the Credit Agreement, whether or not known to the Agent and/or the Banks and whether or not existing on the date of this Amendment.

12. Representations and Warranties of the Borrower. The Borrower hereby represents and warrants to the Agent and the Banks as follows:

(a) The Borrower has all requisite power and authority to execute this Amendment and to perform all of its obligations under the Credit Agreement, as amended by this Amendment. This Amendment has been duly executed and delivered by the Borrower and constitutes the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms.

(b) The execution, delivery and performance by the Borrower of the Credit Agreement, this Amendment and the other Loan Documents have been duly authorized by all necessary corporate action and do not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to the Borrower, or the Articles of Incorporation or Bylaws of the Borrower, or (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected.

(c) All of the representations and warranties contained in Article IV of the Credit Agreement are correct on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.

13. References. All references in the Credit Agreement to “this Agreement” shall be deemed to refer to the Credit Agreement as amended by this Amendment; and any and all references in any of the other Loan Documents to the “Credit Agreement” shall be deemed to refer to the Credit Agreement as amended by this Amendment. All references to schedules or exhibits in the Credit Agreement shall be deemed to include the amendments to such schedules and exhibits effected hereby.

14. Law. This Amendment shall be a contract made under the laws of the State of Minnesota, which laws shall govern all the rights and duties hereunder. Provisions of the Credit Agreement respecting consent to jurisdiction and waiver of jury trial shall apply, equally, to this Amendment.

(signature page follows)

IN WITNESS WHEREOF, the parties hereby have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the date first above written.

ENTEGRIS, INC.

By:	/s/ James E. Dauwalter

Title:	President and Chief Executive Officer

and

By:	/s/ John D. Villas

Title:	Chief Financial Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Bank and as Agent

By:	/s/ Richard G. Trembley

Title:	Vice President

HARRIS TRUST AND SAVINGS BANK, as a Bank

By:	/s/ Michael M. Fordney

Title:	Vice President

GUARANTOR’S ACKNOWLEDGMENT

Pursuant to a Guaranty, dated as of February 26, 2003 (the “Guaranty”), the undersigned has guaranteed payment and performance of obligations of Entegris, Inc. (the “Borrower”) to Wells Fargo Bank, National Association and the Banks under that certain Credit Agreement, dated as of November 30, 1999 (as thereafter amended, the Credit Agreement”). The undersigned acknowledges that it has received a copy of the proposed Fifth Amendment to the Credit Agreement, to be dated on or about February 17, 2004 (the “Amendment”). The undersigned agrees and acknowledges that the Amendment shall in no way impair or limit the right of the Agent and the Banks under the Guaranty, and confirms that by the Guaranty, the undersigned continues to guaranty payment and performance of the obligations of the Borrower to the Agent and the Banks under the Credit Agreement as amended pursuant to the Amendment. The undersigned hereby confirms that the Guaranty remains in full force and effect, enforceable against the undersigned in accordance with its terms.

Dated as of February 17, 2004

NT INTERNATIONAL, INC.

By:	/s/ John D. Villas

Title:	Treasurer